As filed with the Securities and Exchange Commission on February 17, 2022.

Registration No. 333-220627

Registration No. 333-227174

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-220627

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-227174

UNDER

THE SECURITIES ACT OF 1933

OASIS MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	20-1647837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

811 Main St., Suite 3400

Houston, TX 77002

(832) 519-2200

(Address of Principal Executive Offices) (Zip Code)

Oasis Midstream Partners LP 2017 Long Term Incentive Plan

(Full title of the plan)

Robert T. Halpin

President and Chief Financial Officer

Crestwood Equity Partners LP

811 Main St., Suite 3400

Houston, TX 77002

(832) 519-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Davidson

Jonathan D. Bobinger

Baker Botts L.L.P.

910 Louisiana Street 3700

Houston, Texas 77002

(713) 229-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Oasis Midstream Partners LP, a Delaware limited partnership (“Oasis”), with the United States Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form  S-8 (No. 333-220627), which was filed by Oasis with the SEC on September 25, 2017, registering 2,211,000 common units representing limited partner interests (the “Common Units”) in Oasis under the Oasis Midstream Partners LP 2017 Long Term Incentive Plan (the “Plan”); and

•	Registration Statement on Form S-8 (No. 333-227174), which was filed by Oasis with the SEC on August 31, 2018, registering 330,140 Common Units under the Plan.

Reference is made to that certain Agreement and Plan of Merger, dated as of October 25, 2021 (the “Merger Agreement”), by and among Oasis, OMP GP LLC, a Delaware limited liability company and the general partner of Oasis, Crestwood Equity Partners LP, a Delaware limited partnership (“Crestwood”), Project Phantom Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Crestwood, Project Falcon Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Crestwood, and, solely for the purposes of Section 2.1(a)(i) of the Merger Agreement, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of Crestwood.

On February 1, 2022, in connection with the consummation of the mergers contemplated by the Merger Agreement, Oasis has terminated all offerings of the Common Units pursuant to the Registration Statements. In accordance with the undertakings made by Oasis in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Oasis hereby removes from registration by means of this Post-Effective Amendment all Common Units registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Units and Oasis hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 17, 2022.

CRESTWOOD MIDSTREAM PARTNERS LP (successor in interest to Oasis Midstream Partners LP)

By:	Crestwood Midstream GP LLC, its general partner

By:	/s/ Michael K. Post
Name: Michael K. Post
Title: Vice President, Associate General Counsel & Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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